UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM 8-K
                                    CURRENT REPORT


                       REPORT PURSUANT TO SECTION 13 OR 15(d)OF
                         THE SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of Earliest Event Reported)  August 31, 1994





                       NATIONAL PATENT DEVELOPMENT CORPORATION


                (Exact name of Registrant as Specified in its Charter)

                    Delaware                 1-7234              13-1926739
          (State or other jurisdiction  (Commission File    (IRS Employer
           of incorporation or           Number)             Identification
           organization)                                     Number)




          9 West 57th Street, New York, NY                         10019
          (Address of Principal Executive Offices)               (Zip Code)




          Registrant's Telephone Number, Including Area Code (212) 826-8500





          Item 2    Acquisition or Disposition of Assets

                    On August 31, 1994, General Physics Corporation ("GPC") acquired substantially all of the operations and assets of GPS Technologies, Inc. ("GPST") and assumed certain liabilities of GPST, related to its business of providing management and technical training services, and specialized engineering consulting services, to various commercial industries and to the United States government. However, for accounting and financial reporting purposes, the transaction will be treated as a reverse acquisition of GPC by GPST since, among other factors, National Patent Development Corporation (the "Company"), the beneficial owner of approximately 92% of GPST's outstanding common stock, became the beneficial owner of approximately 53% of the outstanding shares of GPC's common stock as a result of the transaction. The acquired assets also included all of the outstanding common stock of four wholly-owned subsidiaries of
          GPST: GPS Technologies, Inc. Federal Systems Group ("GPSTFSG"), which provides technical services to the U.S. Department of the Navy and other federal government agencies; GP Environmental Services, Inc. ("GPES"), which provides environmental laboratory analytical services; and General Physics Asia Pte. Ltd., located in Singapore, and General Physics (Malaysia) Sdn. Bhd., located in Malaysia, which provide operations support, engineering and technical services to power and process industries in Southeast Asia.

                    The consideration paid by GPC totalled approximately $36,000,000 and consisted of (a) $10,000,000 in cash, (b)
          3,500,000 shares of GPC common stock, (valued at $3 7/8 per share; the closing price on August 31, 1994 was $3 per share),
          (c) GPC's 6% Senior Subordinated Debentures due 2004 in the aggregate principal amount of $15,000,000 ($1,500,000 of which was paid into escrow), (valued at $10,700,000 after a $4,300,000 discount), (d) warrants to purchase an aggregate of 1,000,000 shares of GPC common stock at $6.00 per share, and (e) warrants to purchase an aggregate of 475,664 shares of GPC common stock at $7.00 per share (the $6 and $7 per share warrants collectively being valued at $1,737,000). In addition, GPC entered into a lease with GPST of certain fixed assets of GPST for a period of 10 years for an aggregate rent of $2,000,000, payable in equal quarterly installments of $50,000. The amount of consideration paid for the assets of GPST was determined as a result of arms length negotiations between the financial and legal advisors representing a Special Committee of the Board of Directors of GPC and representatives of the Board of Directors of GPST. (The Company owns approximately 92% of the outstanding common stock of GPST.) Legg Mason Wood Walker Incorporated, the financial advisor to the Special Committee, rendered its opinion as to the fairness of the consideration in the transaction, from a
          financial point of view, to the stockholders of GPC.   The
          Special Committee, GPC's Board of Directors and GPST's Board of Directors unanimously approved the Asset Purchase Agreement, dated as of April 7, 1994, among GPC, GPST and the Company, and unanimously recommended the transaction to GPC's stockholders, who approved the transaction at GPC's Annual Meeting of Stockholders on August 29, 1994.

                    The cash portion of the purchase price for the GPST operations and assets was derived from funds borrowed by GPC under a $20,000,000 revolving credit facility secured by liens on the assets of GPC, GPSTFSG, GPES and Inventory Management Corporation, all wholly-owned subsidiaries of GPC. The revolving credit facility was established with NationsBank, National Association ("NationsBank") on August 31, 1994, and permits GPC to borrow funds at a rate of interest equal to NationsBank's prime rate (7 3/4% on August 31, 1994) or LIBOR plus 2.5% as determined by GPC.

                    Prior to the transaction, the Company directly and indirectly owned approximately 28% of the outstanding common stock of GPC, and approximately 92% of the outstanding common stock of GPST. As a result of the transaction, the Company directly or indirectly owns approximately 53% of the outstanding common stock of GPC. Jerome I. Feldman, Martin M. Pollak, Scott
          N. Greenberg and Ogden R. Reid are directors of GPC, the Company and GPST. (The Special Committee consisted of three directors of GPC who were not officers or employees of GPC and were not officers, employees or directors of GPST or the Company.)

                    The acquired operations and assets were used by GPST primarily in its business of management and technical training services, and specialized engineering consulting services, to various commercial industries and to the United States government. GPC intends to use such assets in carrying-on such business.


          Item 7    Financial Statements and Exhibits

                    (a) Financial Statements of businesses acquired - At the present time it is impracticable to file financial statements required by this item. However, such statements will be filed not later than 60 days.

                    (b) Proforma Financial Information - At the present time it is impracticable to file proforma financial information required by this item. However, such statements will be filed not later than 60 days.

                    (c)  Exhibits
                         2.1 Asset Purchase Agreement, dated as of April 7, 1994, among GPS Technologies, Inc., National Patent
          Development Corporation and General Physics Corporation (filed as
          Exhibit 2.1 to the Registration Statement on Form S-4
          [Registration No. 33-77876]) is hereby incorporated by reference herein.



                                      SIGNATURE

               Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   NATIONAL PATENT DEVELOPMENT CORPORATION
                                             (Registrant)



                                   BY:  Lawrence M. Gordon
                                        Vice President and General Counsel



          DATED:  September 14, 1994